Exhibit 4.2
AMENDMENT NO. 1
TO THE
TYLER TECHNOLOGIES, INC. 2010 STOCK OPTION PLAN
     THIS AMENDMENT to the Tyler Technologies, Inc. 2010 Stock Option Plan (the “Plan”) is hereby adopted by Tyler Technologies, Inc. (the “Company”), effective as of May 13, 2010.
     WHEREAS, the Company established the Plan, which was approved by the Company’s stockholders effective as of May 13, 2010;
     WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 15 thereof; and
     WHEREAS, the Company desires to amend the Plan to prohibit the repricing of stock options granted under the Plan without the approval of the Company’s stockholders;
     NOW THEREFORE, the Plan is hereby amended by restatement of Section 9(f) thereof in its entirety to read as follows:
     “(f) Modification, Extension And Renewal of Options. The Committee shall have the power to modify, cancel, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor; provided, however, that (except as permitted by Section 10 of this Plan) any such action may not reprice any outstanding Option, directly or indirectly, without the approval of the stockholders of the Company or, without the written consent of any affected Optionee, (i) impair any rights under any Option previously granted to such Optionee or (ii) cause the Option or the Plan to become subject to Section 409A of the Code and, provided further, that without the approval of the stockholders of the Company outstanding Options may not be cancelled in exchange for cash, Options or other stock awards with an exercise price that is less than the exercise price of the original Options. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.”
     IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing Amendment, the Company has caused this Amendment to be executed by a duly authorized officer as of the date first set forth above.

TYLER TECHNOLOGIES, INC.
By:
Name:
Title: